Exhibit 10.64

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) by and between ANIP Acquisition Company, a Delaware corporation (the “Company” and for purposes of Sections 3, 5, 6, 8 and 14 hereof, the term “Company” shall be deemed to include all subsidiaries of the Company), and James Marken (“Employee”) is hereby entered into and effective as of May 1, 2007

RECITALS

WHEREAS, the Company wishes to employ Employee as its General Manager, Baudette Facilities and Employee wishes to be employed by the Company as its General Manager, Baudette Facilities, pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises, terms, covenants and conditions set forth herein and the performance of each, it is hereby agreed as follows:

AGREEMENTS

1.                                      Employment and Duties.

(a)                                 The Company hereby employs Employee in the position of General Manager, Baudette Facilities (and such other positions consistent with his status as the General Manager Baudette Facilities) of the Company as shall be reasonably assigned to Employee by the Chief Executive Officer of the Company (the “Chief Executive Officer”) or the Board of Directors (the “Board”).  Employee shall have all of the normal and customary responsibilities, duties and authorities customarily accorded to, and expected of, such positions, including those as may be set forth in the Company’s Certificate of Incorporation and Bylaws and those that may be established by the Chief Executive Officer or the Board, provided that the nature of such responsibilities, duties and authorities shall not be inconsistent with Employee’s positions and duties hereunder.  Employee hereby accepts this employment upon the terms and conditions contained herein and agrees to devote his full business time, attention and efforts to promote and further the business of the Company.  Employee shall not, during any Term of his employment hereunder (as defined in Section 4 hereof), be engaged in any other business activity pursued for gain, profit or other pecuniary advantage.  Notwithstanding the foregoing limitations, and provided that such activities neither interfere with the discharge of his duties and responsibilities of Employee hereunder nor violate the terms of Section 3 hereof, except that Employee shall be able to devote occasional business time to (i) charitable, industry trade group and community activities and (ii) making personal passive investments in publicly traded and private securities.

(b)                                 Employee faithfully shall adhere to, execute and fulfill all policies lawfully established by the Board.

(c)                                  Employee shall be charged with the responsibilities, duties and authorities reasonably accorded to, and expected of, the Company’s head of its Baudette Facilities.  Employee’s duties will encompass establishment and oversight of all aspects of manufacturing and operations for the Baudette Facilities.  Employee shall work from Employee’s Baudette, Minnesota office, within a fifty (50) mile radius of such Baudette Minnesota office, or such other location as the Employee and the Board may mutually determine.

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2.                                      Compensation.  For all services rendered by Employee in any capacity required hereunder, the Company shall compensate Employee as follows:

(a)                                 Base Salary.  Employee shall be paid a base salary at a rate of not less than $147,000 per year (and after giving effect to any increase, the “Base Salary”), payable on a regular basis in accordance with the Company’s standard payroll procedures, but not less frequently than monthly.  The Base Salary shall be subject to annual increases at the discretion of the Board.

(b)                                 Incentive Bonus Plan.  During each Term (as defined in Section 4), Employee shall be eligible to receive a fiscal year end performance bonus (the “Bonus”) based upon the Company’s and Employee’s level of achievement of pre-established performance goals that shall be mutually determined by the Chief Executive Officer and Employee and approved by the Compensation Committee of the Board, no later than thirty (30) days after the start of the Company’s fiscal year and based on such factors as may be mutually determined by Employee and the Chief Executive Officer.  Initially, Employee’s Bonus for achievement of such pre-established performance goals will be thirty-five percent (35%) of Employee’s Base Salary and any increase in the amount of such Bonus percentage shall be at the sole discretion of the Chief Executive Officer and approved by the Compensation Committee of the Board.

(c)                                  Benefits and Other Compensation.  Employee shall be entitled to receive additional benefits and compensation from the Company in such form and to such extent as specified below:

(i)                                     The Company shall provide Employee with health, hospitalization, disability, dental, vision, life, and other insurance plans, and retirement and other benefits that the Company may have in effect from time to time, on the same terms generally provided to other senior management employees of the Company from time to time.  In addition, the Company shall include Employee as a covered insured under its D&O insurance and any other liability or similar insurance policies if provided to executive employees of the Company.

(ii)                                  Reimbursement for all business travel and other out-of-pocket expenses reasonably incurred by Employee in the performance of his services pursuant to this Agreement.  All reimbursable expenses shall be appropriately documented in reasonable detail by Employee upon submission of any request for reimbursement, and in a format and manner consistent with the Company’s expense reporting policy.

(iii)                               The Employee shall be entitled to five (5) weeks paid vacation per fiscal year (reduced on a pro rata basis for any partial year worked by Employee), which shall include personal days, vacation time and the like, such vacation to extend for such periods and to be taken at such intervals as shall be appropriate and consistent with the proper performance of Employee’s duties hereunder.

(d)                                 Options.  Upon commencement of Employee’s employment with the Company, Employee will be granted, pursuant to and subject to the terms and conditions of the Company’s stock option plan and any award agreement entered into by Employee and the Company, an equity interest in the Company equal to 17,500 stock options, which will vest over a five year period.  From time to time and as approved by the Board, Employee shall become eligible to receive grants of options to purchase stock of the Company, pursuant to and subject to the terms and conditions of the Company’s stock option plan and any award agreement entered into by Employee and the Company.

(e)                                  Payment.  Except as otherwise provided herein, payment of all compensation and benefits to Employee hereunder shall be made in accordance with the relevant Company policies in effect from time to time, including normal payroll practices, and shall be subject to all applicable employment and withholding taxes.

(f)                                   Cessation of Employment.  In the event Employee shall cease to be employed by the Company for any reason, Employee’s compensation and benefits shall cease on the date of such event, except as otherwise provided herein.

3.                                      Non-Competition Agreement.

(a)                                 Employee shall not, without the prior consent of the Board, during the period of his employment by or with the Company and for the Applicable Period, for himself or on behalf of, or in conjunction with, any other person, persons, company, partnership, corporation or business of whatever nature:

(i)                                     engage, as an officer, director, shareholder, member, manager, owner, partner, joint venturer, trustee, or in a managerial capacity, whether as an employee, independent contractor, agent, consultant or advisor, or as a sales representative, in any business selling any products or services that compete with the products or services offered by the Company at the time of termination of Employee’s employment hereunder, anywhere in the United States and in any other country in which the Company does business.

(ii)                                  solicit any person who is at that time, or at any time within the preceding ninety (90) days of the time of the proposed call was, an employee of the Company, for the purpose, or with the intent, of enticing such employee away from, or out of, the employ of the Company or for the purpose of hiring such employee for Employee or any other Person;

(iii)                               solicit any person or entity that is at that time, or that was, at any time within the twelve (12) months prior to that time, a customer of the Company, for the purpose of soliciting or selling products or services in competition with the Company; or

(iv)                              solicit any prospective acquisition or investment candidate, on the Employee’s own behalf or on behalf of any other Person, which candidate was known by Employee or the Person on whose behalf the Employee is calling, to have been, within the previous twelve (12) months, either called upon by the Company or for which the Company made an acquisition or investment analysis or with whom it contemplated a joint marketing or joint venture arrangement, for the purpose of acquiring or investing or enticing such entity into a joint marketing or joint venture arrangement.

For the purposes of this Agreement the term “Applicable Period” shall mean (y) in the event of termination of Employee’s employment (1) pursuant to Section 4(b), (2) by the Company pursuant to Section 4(c)(i) or upon the expiration of the second Renewal Term after the expiration of the Initial Term or any time thereafter pursuant to Section 4(e) or (3) by the Employee pursuant to Section 4(e) or pursuant to Section 4(d)(ii), the twelve (12) month-period following the effective date of such termination; and (z) in the event of termination of Employee’s employment by (1) the Company pursuant to Section 4(c)(ii) or upon the expiration of the Initial Term or the second Renewal Term after the expiration of the Initial Term pursuant to Section 4(e) or (2) by Employee pursuant to Section 4(d)(i), the Severance Period.

(b)                                 Because of the difficulty of measuring economic losses to the Company as a result of a breach of the foregoing covenant, and because of the immediate and irreparable damage that could be caused to the Company for which it would have no other adequate remedy, Employee agrees that the foregoing covenant may be enforced by the Company in the event of breach by him, by injunctions and restraining orders.

(c)                                  It is agreed by the parties that the foregoing covenants in this Section 3 impose a reasonable restraint on Employee in light of the activities, business and plans of the Company on the date of the execution of this Agreement; but it is also the intent of the Company and Employee that such covenants be construed and enforced in accordance with any change in the activities, business or plans of the Company throughout the term of this Agreement.

(d)                                 The covenants in this Section 3 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant.

(e)                                  All of the covenants in this Section 3 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Employee against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of such covenants; provided that the Company is not in breach of any obligation with respect to the payment of Severance and the Company’s breach of such obligation is a result of circumstances other than Employee’s breach of Sections 3 or 6 hereof.

(f)                                   Notwithstanding any of the foregoing, if any applicable law shall reduce the time period during which Employee shall be prohibited from engaging in any competitive activity described in Section 3(a) hereof, the period of time for which Employee shall be prohibited pursuant to Section 3(a) hereof shall be the maximum time permitted by law.

4.                                      Term; Termination; Rights on Termination.  The term of this Agreement shall begin on the date hereof and continue for two (2) years (the “Initial Term”), and, unless terminated as herein provided, shall be automatically renewed at the end of the Initial Term for a period of one (1) year and thereafter for successive one (1) year terms (each such one (1) year term, a “Renewal Term”) on the same terms and conditions contained herein (the Initial Term and each Renewal Term, each a “Term”), until either party notifies the other party in writing at least ninety (90) days prior to the expiration of the then current Term that he or it does not want the Term to so renew.  This Agreement and Employee’s employment may be terminated in any one of the following ways:

(a)                                 Death.  Employee’s employment hereunder shall immediately terminate upon his death and the Company shall pay to Employee’s estate all salary and Bonus amounts earned with respect to the Employee’s prior full year of employment but unpaid as of the date of his death, a prorated portion of the current year’s Bonus determined in the ordinary course by the Company consistent with its past practice, and all other unpaid benefits for period prior to the date of his death.

(b)                                 Disability.  If, as a result of the Employee’s incapacity due to physical or mental illness, the Employee shall not have performed his duties hereunder on a full-time basis for six (6) consecutive months, the Employee’s employment under this Agreement may be terminated by the Company upon thirty (30) days written notice if Employee is unable to resume his full time duties at the conclusion of such notice period.  The Employee’s compensation during any period of disability prior to the effective date of such termination shall be the amounts normally payable to him in accordance with his then current annual base salary, reduced by the amounts of disability pay, if any, paid to the Employee under any Company disability program or personal disability insurance.  The Employee shall not be entitled to any further salary or other compensation from the Company for any period subsequent to the effective date of such termination, except for all salary and Bonus amounts earned with respect to the Employee’s prior full year of employment but unpaid as of the effective date of such termination, a prorated portion of the current year’s Bonus determined in the ordinary course by the Company consistent with its past practice and prorated to the date of Employee’s disability rather than from the date of termination, all other unpaid benefits for periods prior to the effective date of his termination, and any other pay and benefits, if any, in accordance with then existing severance policies of the Company and Company benefit plans.

(c)                                  Termination by Company.

(i)                                     For Good Cause.  The Company may terminate the Agreement immediately upon written notice to Employee for good cause, which shall be: (1) Employee’s willful misconduct or gross negligence in the performance or intentional nonperformance of any of Employee’s material duties and responsibilities hereunder; (2) Employee’s continued and willful refusal promptly to follow any lawful direction of the Chief Executive Officer or the Board; (3) Employee’s willful misconduct or gross negligence in the performance or intentional nonperformance of numerous of his duties and responsibilities (regardless of materiality) under this Agreement, which in the aggregate, constitute a material nonperformance hereunder; (4) Employee’s willful misrepresentation, fraud, alcohol or illegal drug abuse, or material misconduct with respect to the business or affairs of the Company, which materially and adversely affects the operations, prospects or reputation of the Company; (5) Employee’s conviction of a felony or other crime involving moral turpitude; (6) Employee’s material breach of any fiduciary duty owed to the Company or breach of the provisions of Section 3 or material breach of Section 6 hereof, which breach is not cured within thirty (30) days of written notice to Employee or is incapable of cure; or (7) any other willful and material breach by Employee of this Agreement that is not cured within thirty (30) days of written notice to Employee or is incapable of cure.  In the event of a termination for good cause, as enumerated above, the Company shall have no further obligation to make any payments to Employee or to provide any other employee benefits to him hereunder except for any salary, reimbursement or other benefits that have accrued or vested but not been paid as of the effective date of such termination.

(ii)                                  Without Good Cause.  The Company may at any time during any Term terminate this Agreement upon thirty (30) days written notice to Employee, if such termination is recommended by the Chief Executive Officer and approved by the Board.  In the event of a termination by the Company without good cause, the Company’s obligations hereunder shall be as follows: (1) paying Severance to Employee in accordance with Section (f)(i) hereof; (2) paying any earned (with respect to the Employee’s prior full year of employment), but unpaid Bonus, and a prorated portion of the current year’s Bonus, determined by the Company in the ordinary course consistent with past practice; (3) continuing Employee’s participation through the Severance Period in any health benefits in which Employee was participating on the effective date of such termination; and (4) providing to Employee any other benefits hereunder that have accrued or vested but have not been paid as of the effective date of such termination.  The payments hereunder shall be made as and when such payments would have been made had Employee’s employment not have terminated hereunder.  Except as provided herein, all other obligations of the Company under this Agreement shall cease as of the date of termination.

(d)                                 Termination by Employee.

(i)                                     With Good Reason.  The Employee may terminate the Agreement upon thirty (30) days written notice to the Company upon: (1) any substantial diminution in Employee’s position or status, duties or authority with the Company; (2) any reduction in the Base Salary; (3) the relocation of the Company’s principal office outside of a fifty (50) mile radius of Baudette, Minnesota or the Company requiring the Employee to be based at any place other than within a fifty (50) mile radius of Baudette, Minnesota, except, in each instance, for reasonably required business travel from time to time; and (4) any material breach by the Company of any agreement or covenant made in this Agreement, which breach is not cured within thirty (30) days of written notice to the Company or is incapable of cure.  In the event of a termination by the Employee with good reason, the Company’s obligations hereunder shall be as follows: (a) paying Severance to Employee in accordance with Section 4(f)(i) hereof; (b) paying any earned (with respect to the Employee’s prior full year of employment), but unpaid Bonus, and a prorated portion of the current year’s Bonus, determined by the Company in the ordinary course consistent with past practice; continuing Employee’s participation through the Severance Period in any health benefits in which Employee was participating on the effective date of such termination, and (d) providing to Employee any other benefits hereunder that have accrued or vested but have not been paid as of the effective date of such termination.  The payments hereunder shall be made as and when such payments would have been made had Employee’s employment not have terminated hereunder.  Except as provided herein, all other obligations of the Company under this Agreement shall cease as of the date of termination.

(ii)                                  The Employee may at any time during a Term terminate this Agreement for any other reason upon thirty (30) days written notice to the Company.  In the event of such a voluntary termination by Employee, the Company shall have no further obligation to make any payments to Employee or to provide any other employee benefits to him hereunder except for any salary, reimbursements or other benefits that have accrued or vested but not been paid as of the effective date of such termination.  Except as provided herein, all other obligations of the Company under this Agreement shall cease as of the date of such termination.

(e)                                  Non-Renewal at Expiration of Term.  Either party may choose not to renew this Agreement at the expiration of a Term, provided that such party complies with the notice provision set forth in the introductory paragraph to this Section 4.  In such event, the last day of such Term shall be deemed the date of termination of employment.

(f)                                   Severance.

(i)                                     If Employee’s employment is terminated by the Company pursuant to Section 4(c)(ii) or by the Employee pursuant to Section 4(d)(i), the Company shall, subject to Employee’s and Company’s execution of a mutual general release by each of Employee and the Company of all claims and rights that (1) Employee may have against the Company and its officers, directors, and employees and (2) the Company may have against Employee, including but not limited to all claims and rights relating to Employee’s employment and/or termination, in a form substantially similar to that attached as Attachment A hereto (a “Release”), continue to pay Employee his then current Base Salary (the “Severance”) for a period of twelve (12) months (the “Severance Period”).

The Severance is expressly understood and agreed not to be salary or payroll compensation to an employee, but rather, severance to a former employee.  Notwithstanding anything herein to the contrary, if Employee has breached a provision of Section 3 or 5 or materially breached a provision of Section 6 of this Agreement, and employee has failed to cure such breach within thirty (30) days of notice from the Company describing such breach in reasonable detail, then the Severance payments shall terminate forty-five (45) days after the Company provides such notice to Employee that the Company intends to terminate such payments because of such breach.

(ii)                                  If the Company elects not to renew this Agreement upon the expiration of the Initial Term or upon the expiration of the second Renewal Term after the expiration of the Initial Term pursuant to Section 4(e) above, then the Company shall provide Employee with Severance benefits on the terms set forth in Section 4(f)(i) above.  If the Company elects not to renew this Agreement upon the expiration of the third Renewal Term after the expiration of the Initial Term or any successive Renewal Term, it shall be under no obligation to provide Severance benefits hereunder.

(iii)                               If Employee terminates his employment pursuant to Section 4(d)(ii), Employee shall receive no Severance benefits.

5.                                      Inventions.  Employee shall disclose promptly to the Company any and all significant conceptions and ideas for inventions, including formulas for, and enhancements of products, filling processes, other manufacturing processes, packaging, improvements and valuable discoveries, whether patentable or not, that are conceived or made by Employee, solely or jointly with another, during any Term and that are directly related to the business or activities of the Company and that Employee conceives as a result of his employment by the Company.  Employee hereby assigns and agrees to assign all of his interests therein to the Company or its nominee.  Employee agrees that all such materials that he develops or conceives and/or documents related thereto during such period shall be deemed works made-for-hire for the Company within the meaning of the copyright laws of the United States or any similar or analogous law or statute of any other jurisdiction, and accordingly, the Company shall be the sole and exclusive owner for all purposes for the distribution, exhibition, advertising and exploitation of such materials or any part of them in all media and by all means now known or that may hereafter be devised, throughout the universe in perpetuity.  Employee agrees that in furtherance of the foregoing, he shall disclose, deliver and assign to the Company all such enhancement, formulas, processes, conceptions, ideas, improvements and discoveries and shall execute all such documents, including patent, trademark and copyright applications, as the Company reasonably shall deem necessary to further document the Company’s ownership rights therein and to provide the Company the full and complete benefit thereof.  Should any arbitrator or court of competent jurisdiction ever hold that such materials do not constitute works made-for-hire, Employee hereby irrevocably assigns to the Company, and agrees that the Company shall be the sole and exclusive owner of, all right, title and interest in and to all such materials, including the patents, trademarks, copyrights and any other proprietary rights arising therefrom.  Employee reserves no rights with respect to any such materials, and hereby acknowledges the adequacy and sufficiency of the compensation paid and to be paid by the Company to Employee for the materials and the contributions he will make to the development of any such information or materials.  Employee agrees to cooperate with all lawful efforts of the Company to protect the Company’s rights in and to any or all of such information and materials and will, at the request of the Company, execute any and all instruments or documents reasonably necessary or desirable in order to register, establish, acquire, prosecute, maintain, perfect or defend the Company’s rights in and to such information and materials.

6.                                      Confidential Information and Trade Secrets.  Employee acknowledges and agrees that all Confidential Information, Trade Secrets and other property delivered to, or compiled by, Employee by or on behalf of the Company or its representatives, vendors or customers that pertain to the business of the Company shall be, and remain, the property of the Company and be subject at all times to its discretion and control.  Employee agrees that he shall maintain strictly the confidentiality of, and shall not, during, or for a period of five (5) years after, the term of this Agreement, disclose, any such Confidential Information or Trade Secrets.

For purposes hereof, the parties agree that “Confidential Information” means and includes:

•                                          All business or financial information, plans, processes and strategies, market research and analyses, projections, financing arrangements, consulting and sales methods and techniques, expansion plans, forecasts and forecast assumptions, business practices, operations and procedures, marketing and merchandising information, distribution techniques, customer information and other business information, including records, designs, patents, business plans, financial statements, manuals, memoranda, lists and other documentation respecting the Company;

•                                          All information and materials that are proprietary and confidential to a third party and that have been provided to the Company by such third party for the Company’s use; and

•                                          All information derived from such Confidential Information.

Confidential Information shall not include information and materials that are (i) already, or otherwise become, known by, or generally available to, Employee or the public, other than as a result of an act or omission by the Employee in breach of the provisions of this Agreement or any other applicable agreement between the Employee and the Company or by another party in violation of an obligation of confidentiality to the Company; (ii) required to be disclosed for Employee not to be in violation of any applicable law or regulation; (iii) required to be disclosed by Employee in connection with the enforcement of any of his rights under this Agreement or any other agreements between Employee and the Company; or (iv) required to be disclosed pursuant to an order of, or are necessary to be disclosed in connection with any litigation or other proceeding in which testimony is compelled before, any court or like entity or governmental authority; provided that in any such case, Employee shall provide the Company with prompt notice of such request, order or intended disclosure, cooperate reasonably with the Company in resisting or limiting, as appropriate, the disclosure of such Confidential Information via a protective order or other appropriate legal action, and shall not make disclosure pursuant thereto until the Company has had a reasonable opportunity to resist such disclosure, unless he is ordered otherwise pursuant to an order of a court of competent jurisdiction or he is advised by his counsel that such disclosure must be made at such time to avoid any material legal penalty.

For purposes hereof, the term “Trade Secret” shall have the meaning given in the Delaware enactment of the Uniform Trade Secrets Act, and shall include, without limitation, the whole or any portion or phase of any scientific or technical information, design, process, formula, concept, data organization, manual, other system documentation, or any improvement of any thereof, in any case that is valuable and secret (in the sense that it is not generally known to the Company’s competitors).

Notwithstanding the foregoing restrictions and limitations set forth in this Section 6, the terms Confidential Information and Trade Secrets shall not include any materials or information disclosed by Employee in the good faith performance and exercise of his responsibilities, duties and authority in the ordinary course hereunder.

7.                                      Return of Company Property; Termination of Employment.  At such time, if ever, as Employee’s employment with the Company is terminated for any reason under Section 4 hereof, he shall be required to participate in an exit interview for the purpose of assuring a proper termination of his employment and his obligations hereunder.  On or before the actual date of such termination, Employee shall return to the Company all of the Company’s records, materials and other physical objects obtained during his employment with the Company, including, without limitation, all Company credit cards and access keys and all materials, containing or derived from any Trade Secrets or Confidential Information.

8.                                      No Prior Agreements.  Employee hereby represents and warrants to the Company that the execution of this Agreement by Employee and his employment by the Company and the performance of his duties hereunder will not violate or be a breach of any agreement with a former employer, client or any other person or entity.  Further, Employee agrees to indemnify the Company for, and hold the Company harmless from, and against, all claims by any third party that such third party may now have, or may hereafter come to have, against the Company based upon, or arising out of, any violation of breach or any noncompetition, invention or secrecy agreement between Employee and such third party that was in existence as of the date of this Agreement, and all other expenses directly related thereto incurred by the Company, including, but not limited to, reasonable attorneys’ fees and expenses and expenses of investigation.

9.                                      Binding Effect; Assignment.  This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective heirs, legal representatives, successors and assigns.  Employee understands that he has been selected for employment by the Company on the basis of his personal qualifications, experience and skills.  Employee agrees, therefore, that he cannot assign all or any portion of his performance under this Agreement.

10.                               Complete Agreement.  Employee has no oral representations, understandings or agreements with the Company or any of its officers, directors or representatives covering the same subject matter as this Agreement.  This written Agreement is the final, complete and exclusive statement and expression of the agreement between the Company and Employee regarding the subject matter contained herein and of all the terms of this Agreement, it cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous oral or written agreements and any such prior agreements are hereby superseded by this Agreement.

11.                               Notice.  Whenever any notice is required hereunder, it shall be given in writing addressed as follows:

To the Company:	ANIP Acquisition Company
7131 Ambassador Road
Woodlawn, Maryland 21244
410 850-5121 (facsimile)
Attn: Thomas L. Anderson

with a copy to:	Sonnenschein Nath & Rosenthal LLP
1221 Avenue of the Americas
New York, NY 10020
212 768-6800 (facsimile)
Attn: Jane A. Meyer

To Employee:	James Marken
1074 County Road 1 SW
P.O. Box 38
Baudette, Minnesota 56623

with a copy to:

Notice shall be deemed given and effective three (3) days after the deposit in the U.S.  mail of a writing addressed as above and sent first class mail, certified, return receipt requested, or when actually received, if earlier.  Either party may change the address for notice by notifying the other party of such change in accordance with this Section 11.

12.                               Severability; Pleadings.  It is the intention of the parties that the provisions herein shall be enforceable to the fullest extent permitted under applicable law, and that the unenforceability of any provision hereof, or any portion thereof, shall not render unenforceable or otherwise impair any other provisions or portions thereof.  If any provision of this Agreement is determined by a court of competent jurisdiction to be unenforceable, void or invalid in whole or in part, this Agreement shall be deemed amended to delete or modify, as necessary, the offending provisions or portions thereof and to alter the bounds thereof, including specifically, any time, place and manner restrictions contained in any of the restrictive covenants contained herein, in order to render it valid and enforceable.  In any event, the balance of this Agreement shall be enforced to the fullest extent possible without regard to such unenforceable, void or invalid provisions or part thereof.  The Section headings herein are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent or intent of the Agreement or of any part hereof.

13.                               Company Actions.  Employee acknowledges that, except as provided in Section 3(e) hereof, in any action by the Company to enforce the provisions of Sections 3, 5, 6, 7 or 8 of this Agreement, claims asserted by Employee against the Company arising out of his employment with the Company or otherwise shall not constitute a defense to enforcement of his obligations hereunder.

14.                               Arbitration.  Any unresolved dispute or controversy arising under or in connection with this Agreement (excluding specifically, however, claims and counterclaims of the Company arising out of any breach by Employee of the provisions of Sections 3, 5, 6, or 7) shall be settled exclusively by arbitration, conducted in accordance with the rules of the American Arbitration Association then in effect, as modified hereby.  Notwithstanding anything contained in the rules to the contrary, however, the arbitrators shall not have the authority to add to, detract from, or modify any provision hereof nor to award punitive or special damages to any injured party.  Judgment may be entered on the arbitrators’ award in any court having jurisdiction.  The arbitration proceeding shall be held in New York, New York.

15.                               Governing Law.  This Agreement shall in all respects be construed according to the laws of the State of Delaware without reference to its conflicts of laws provisions.

16.                               Counterparts.  This Agreement may be executed in counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.

This Agreement shall become binding when all counterparts taken together shall have been executed and delivered (which deliveries may be by facsimile) by the parties.

17.                               Modifications.  This Agreement may not be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought, or his or its duly authorized representative or officer.  No waiver by Employee or the Company of any breach of any provision hereof will be deemed a waiver of any prior or subsequent breach of the same or any other provision.  The failure of Employee or the Company to exercise any right provided herein will not be deemed on any subsequent occasions to be a waiver of any right granted hereunder to either of them.

18.                               EMPLOYEE ACKNOWLEDGES THAT, BEFORE SIGNING THIS AGREEMENT, HE WAS GIVEN AN OPPORTUNITY TO READ IT, CAREFULLY EVALUATE IT, AND ASK ANY QUESTIONS HE MAY HAVE HAD REGARDING IT OR ITS PROVISIONS.  EMPLOYEE ALSO ACKNOWLEDGES THAT HE HAD THE RIGHT TO HAVE THIS AGREEMENT REVIEWED BY AN ATTORNEY OF HIS CHOOSING AND THAT THE COMPANY GAVE HIM A REASONABLE PERIOD OF TIME TO DO SO IF HE SO WISHED.  EMPLOYEE FURTHER ACKNOWLEDGES THAT HE IS NOT BOUND BY ANY AGREEMENT THAT WOULD PREVENT HIM FROM PERFORMING HIS DUTIES AS SET FORTH HEREIN, NOR DOES HE KNOW OF ANY OTHER REASON WHY HE WOULD NOT BE ABLE TO PERFORM HIS DUTIES AS SET FORTH HEREIN.

[SIGNATURES APPEAR ON NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

COMPANY
ANIP ACQUISITION COMPANY

	By:	/s/ Thomas L. Anderson
		Name:	Thomas L. Anderson
		Title:	Chief Executive Officer
EMPLOYEE
JAMES MARKEN

/s/ James Marken

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ATTACHMENT A

Form of Release

1.                                      In reliance on the Company’s representation in paragraph 4 below, Employee releases and waives all claims, rights and actions, in law or equity, that Employee has against the Company, its current or former officers, directors, and employees for loss, damage, liability, or injury arising from, or in any way relating to, the following (the “Employee Claims”): (a) Employee’s employment by the Company, including in his/her position(s) as                                              with the Company and his/her termination from employment; (b) discrimination based on age, sex, race, religion, national origin or any other basis, including claims under the Age Discrimination in Employment Act; (c) other violations of federal, state or local statutes, ordinances, regulations, rules or decisions of laws; (d) injuries, illness or disability of Employee; (e) exposures by Employee to toxic or hazardous materials; (f) stress, anxiety or mental anguish; (g) sexual harassment; (h) defamation based on statements to Employee or others; (i) breach of an expressed or implied employment contract; (j) compensation or reimbursement of Employee; (k) unfair employment practices; and (l) any act or omission by or on behalf of the Company.  Employee waives any right to file suit for any Employee Claim and will neither sue the Company, its officers, directors, and employees nor initiate or proceed with any action or proceeding against any of the foregoing that relates to anything that could give rise to an Employee Claim.

2.                                      In reliance on Employee’s representation in paragraph 3 below, the Company releases and waives all claims, rights and actions, in law or equity, that the Company has against Employee for loss, damage, liability or injury arising from, or in any way relating to, Employee’s employment by the Company, including, but not limited to, his/her position(s) as                                              with the Company.  (“Company Claims”).  The Company waives any right to file suit for any Company Claim and will neither sue the Employee nor initiate or proceed with any action or proceeding against the Employee that relates to anything that could give rise to a Company Claim.

3.                                      Employee, by executing this Release, hereby affirms that during the full term of his/her employment relationship with the Company, up to and including the date of execution of this Release, he/she has complied with the provisions of his/her Employment Agreement with the Company, dated                             , individually or through association or affiliation with any entity of any kind or nature,

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and has not breached any noncompetition provision or materially breached any confidential information or trade secrets provisions contained therein.

4.                                      The Company, by executing this Release, hereby affirms that during the full term of Employee’s employment relationship with the Company, up to and including the date of execution of this Release, it has not materially breached the provisions of Employee’s Employment Agreement with the Company, dated                             .

5.                                      Employee Claims released and waived by Employee and Company Claims released and waived by the Company include all claims: (a) arising before the Employee’s termination date; (b) arising on or after Employee’s termination date that relate to Employee’s employment by the Company; (c) that are presently known, suspected, unknown or unsuspected; or (d) for actual, consequential, punitive or special damages.

Dated: , 200

COMPANY

By:
Name:
Title: